Exhibit 107

Calculation of Filing Fee Tables

Form F-10

(Form Type)

Draganfly Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1-Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule or Instruction		Amount Registered(1)		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Shares, no par value	457	(o)	—		—	—	—	—
	Other	Preferred Shares, no par value	457	(o)	—		—	—	—	—
	Other	Warrants	457	(o)	—		—	—	—	—
	Other	Subscription Receipts	457	(o)	—		—	—	—	—
	Equity	Units	457	(o)	—		—	—	—	—
	Unallocated (Universal) Shelf	—	457	(o)	$142,860,000	(2)	N/A	$142,860,000	$0.0001381	$19,728.97
	Total Offering Amounts							$142,860,000		$19,728.97
	Total Fees Previously Paid									$0
	Total Fee Offsets									$0
	Net Fee Due									$19,728.97

1)	There are being registered under this Registration Statement such indeterminate number of common shares, warrants, subscription receipts, and units of Draganfly Inc. (the “Registrant”), and a combination of such securities, separately or as units, as may be sold by the Registrant from time to time, which collectively, shall have an aggregate initial offering price not to exceed US$142,860,000 (converted from C$200,000,000 at an exchange rate of C$1.00=US$0.7143 which was the daily exchange rate as reported by the Bank of Canada on October 9, 2025, a date within 5 business days of filing this Registration Statement). Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), as amended, the common shares being registered hereunder include such indeterminate number of common shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.
2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.